Contacts:        William R. Gargiulo, Jr.    231.526.1244
Michele Greco, CFO        312.595.9123

The Female Health Company Announces 5% Increase in Third Quarter Unit
Sales and Discusses Formation of Medical Advisory Board

CHICAGO (July 1, 2015) – The Female Health Company (NASDAQ-CM: FHCO) today announced that it expects to report unit sales for the third quarter of FY2015 totaling approximately 14.4 million units.  This achievement represents an increase of approximately 5% relative to the corresponding period of the previous fiscal year.

“We are very pleased with the volume delivered in the quarter, particularly considering that we are following record-breaking second quarter Fiscal 2015 unit sales of 20.8 million units,” stated Karen King, President and Chief Executive Officer of The Female Health Company.  “These results reinforce the position of FHC as the global leader in female condom sales.”

“Our efforts regarding the consumer launch of FC2 in the U.S. and Europe continue moving forward, as well” continued King.  “This week we are hosting the first meeting of our medical advisory board and have already received very insightful, useful and encouraging feedback from the advisory board on how to engage the medical community around our consumer launch activities.  We are learning that many in the medical community are seeking greater availability of non-hormonal birth control options, as there are serious issues associated with hormone-based options.  We are on track for our consumer launch in the U.S. around the end of the calendar year.”

The Company will report its full financial results for the third quarter of FY2015 on July 30, 2015.  Management will host an investor conference call at 11:15 a.m. Eastern Time on July 30, 2015 to discuss third quarter and year-to-date FY2015 financial results and other topics of interest.  Details for accessing the conference call will be forthcoming in a future press release.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, the product has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements relating to expected unit sales in the third quarter of fiscal 2015 and the Company's ability to successfully implement its growth strategy, and the effect of such strategy on the Company's business and results of operations.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; a governmental tender award indicates acceptance of the bidder's price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2014.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.